EXHIBIT 21

                   BALDOR ELECTRIC COMPANY AND AFFILIATES
                        AFFILIATES OF THE REGISTRANT


                                 PLACE OF ORGANIZATION           NATURE OF
NAME OF AFFILIATE                   OR INCORPORATION             OWNERSHIP
-----------------                ---------------------           ---------

Baldor of Arkansas, Inc.                 Arkansas                 100%

Baldor of Nevada, Inc.                   Nevada                   100%

BEC Business Trust                       Massachusetts            100% (1)

Baldor of Texas, L.P.                    Texas                    100% (2)

Baldor International, Inc.               U.S. Virgin Islands      100%

Carolina Capacitors, Inc.                South Carolina           100%

Southwestern Die Casting Co., Inc.       Arkansas                 100%

Sweo Controls, Inc.                      Washington               100%

Baldor Holdings, Inc.                    Delaware                 100%

Baldor de Mexico, S.A. de C.V.           Mexico                   100% (3)

Baldor ASR, AG                           Switzerland              100% (3)

Baldor ASR GmbH fuer Antriebstechnik     Germany                  100% (3)

Baldor ASR U.K. Limited                  United Kingdom           100% (3)

Australian Baldor Pty. Limited           Australia                 60%

Baldor Electric (Far East) PTE. Ltd.     Singapore                 60%

Baldor Electric (Thailand) Ltd.          Thailand                 100% (4)

Baldor Industrial Automation PTE. Ltd.   Singapore                100% (4)

Baldor Electric (Indonesia) Ltd.         Indonesia                100% (4)




(1) 100% owned by Baldor of Nevada
(2) 99% owned by Baldor Business Trust (LP) and 1% owned by Baldor of Arkansas (GP)
(3) 100% owned by Baldor Holdings, Inc.
(4) 100% owned by Baldor Electric (Far East) PTE. Ltd.